EXHIBIT 10.2

[*] = Certain confidential information contained in this document, marked with brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment made pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Order No. 20070105.006.S.018

Telepresence Order Processing

Between

StarTek, Inc.

And

 AT&T Services, Inc.

Proprietary Information

The information contained in this Agreement is not for use or disclosure outside AT&T, Supplier, their Affiliates and their third party representatives, except under written agreement by the contracting Parties.

Agreement No. 20070105.006.C

Order No. 20070105.006.S.018

TP Order Processing

Order No. 20070105.006.S.018

This Order, effective on the date when signed by the last Party (“Effective Date”) is by and between StarTek, Inc., a Delaware corporation (“Supplier”) and AT&T Services, Inc., a Delaware corporation (“AT&T”), each of which may be referred to in the singular as “Party” or in the plural as “Parties,” and shall be governed pursuant to the terms and conditions of Agreement Number 20070105.006.C (the “Agreement”).  Any terms and conditions in this Order that modify or change the terms and conditions of Agreement Number 20070105.006.C shall apply to this Order only.

1.                                       Description of Material and/or Services:

Supplier shall provide support of ATS — AT&T Telepresence Services and Support (“Program”), pursuant to Attachment A entitled “STATEMENT OF WORK”, dated April 1, 2010 (“Work”) attached hereto and hereby made a part of this Order.

2.                                       Duration of Order:

This Order will continue in effect for a term expiring on March 31, 2011, unless it is Cancelled or Terminated before that date.

AT&T shall have the right to extend the duration period specified in this Order for one  additional twelve (12) month period by giving Supplier forty-five (45) days prior written notice (in advance of the expiration of the initial term), at prices no greater than those set forth in this Order.

3.                                       Location:

Supplier shall perform the Work at the following locations:  Greeley or Grand Junction, CO

4.                                       Pricing:

The following Pricing schedule shows the amounts to be paid to Supplier for Work to be performed under this Order for Full Time Equivalent (“FTE”) Agents.

Invoices shall be submitted monthly based on [*] and shall exclude any non-production activity, including but not limited to the following: lunchtime, break time, holidays, vacations and sick-time.

Description	Hourly Rate
Agent FTE [*] Rate	$	[*]
Area Manager	$	[*]
* [*] Training — pursuant to Section D Training	$	[*]

Proprietary Information

The information contained in this Agreement is not for use or disclosure outside AT&T, Supplier, their Affiliates and their third party representatives, except under written agreement by the contracting Parties.

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*Does not include refresher, continuation or attrition training, which shall be at [*].

Supplier agrees that the rates provided above are all inclusive of the costs for the Program, which include, but are not limited to the following items, and no other charges shall be billed to AT&T.

1.  Training [*]

2.  Dedicated Reports Analyst

4.  Dedicated Process Managers

5.  Dedicated Escalation Managers

6.  Dedicated Supervisors

7.  Travel and Living

8.  Pagers

9.  Programming (e.g. scripting, legacy programming and all programming production support and maintenance functions)

10. Program / Account management functions and personnel

11. Development and issuance of reports

12. Recruiting of Order Specialist

13. Processing Downtime Forms

14. System Access and Requirements

15. Systems — Managing and maintaining equipment and access

16. Postage

17. [*]

18.  Copies

Holiday [*]:

AT&T agrees to compensate Supplier [*] the applicable hourly rate shown above for work performed by Order Specialist headcount during the Holidays shown in Section H Holidays that were previously approved by AT&T in writing.

Where the Parties are to mutually agree on the headcount quantity, [*] or the course of conduct or activity under this Order, or any other provisions of this Order where the Parties may need to mutually agree, in the event the Parties cannot mutually agree within ten (10) business days, Supplier agrees to carry out the expressed requests of AT&T provided such requests are not unreasonable.  Concurrently, the Parties agree to also promptly escalate to the next level of management for resolution.

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5.                                       Invoices/Billing Information:

If Supplier is enabled to transact business with AT&T using the internet-based Ariba Supplier Network (“ASN”), Supplier agrees to submit invoices in electronic form to AT&T’s Accounts Payable organization through the ASN.  If Supplier is not so enabled, it agrees to submit invoices to AT&T Accounts Payable, PO Box 66960, St. Louis, MO  63166-6960.  Invoices against this Order shall reflect billing number [TBD] exactly as shown.  Supplier shall ensure that AT&T’s Program Manager actually receives such invoices no later than the tenth (10th) of each month for the prior month’s service in the format requested by AT&T.  Supplier shall send electronic copies of all invoices including back-up documentation to AT&T’ Program Manager set forth in Section 7.

Invoice charges (including any training expenses) shall be in accordance with the rates shown in Section 4 Pricing of this Order.

[*] - Supplier shall provide a document with each invoice which details the following:

•             Headcount [*] by name, hire date, and months on Program.

Training - Supplier shall provide the following back-up documentation, as requested by AT&T, supporting all training expenses previously approved by AT&T in writing and billed to AT&T.  This documentation shall specify the following information for each training class included in the billed training expense:

•                  Name or other designation of the training class

•                  Program Request Form (PRF) to which the training is billed.  If training is cross-promotional (directed by AT&T in writing, and for the benefit of multiple AT&T programs), Supplier will provide a copy of the PRF from AT&T directing the allocation of the resulting expense across the affected programs, as well as a list of the programs across which the expense is to be allocated.  The cross-promotional training expense will be allocated,  as directed by AT&T, by Supplier across the affected programs (PRF’s)

•                  Name of the contact at AT&T who directed Supplier to conduct the training

•                  Length, in hours per agent, of the training material covered in the class

•                  Start-date of the training class

•                  End-date of the training class

•                  Number of agents beginning the class

•                  Number of agents completing the class

•                  Other supporting information as requested by AT&T

The aforementioned information shall be presented in a consistent format satisfactory to AT&T for each invoice.  Supplier will attach this information, along with other required back-up data, to the back of a copy of the corresponding invoice.

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6.                                       Maximum Expenditure:

The maximum expenditure shall not exceed [*] over the life of this Order. Subject to this maximum, the total amount payable by AT&T for the Work shall be determined by applying the stated rate of applicable compensation set forth in this Order.  AT&T shall not be required to pay for Work in excess of this maximum unless Supplier has first secured an amendment to this Order authorizing the increased expenditure.

7.                                       Program Manager/Point of Contact:

AT&T’s Program Representatives is:

[*]

8.                                       AT&T Contract Manager:

[*]

9.                                       Supplier Point of Contact:

[*]

10.                                 Dispute Resolution — Mediation

a.               The Parties will attempt in good faith to promptly resolve any controversy or claim arising out of or relating to this Order through negotiations between authorized representatives of the Parties, before resorting to other remedies available to them.

b.              If a controversy or claim should arise which is not settled as specified in Subsection a., representatives of each Party who are authorized to resolve the controversy or claim will meet at a location designated by AT&T, at least once, and will attempt to, and are empowered to resolve the matter.  Either representative may request this meeting within fourteen (14) days of such request (the “first meeting”).

c.               Unless the Parties otherwise agree, if the matter has not been resolved within twenty-one (21) days of the first meeting, the representatives shall refer the matter to more senior representatives, who shall have full authority to settle the dispute.  Such senior representatives will meet for negotiations within fourteen (14) days of the end of the twenty-one (21) day period referred to above, at a site designated by AT&T.  Three (3) business days prior to this scheduled meeting, the Parties shall exchange memoranda stating the issue(s) in dispute and their positions, summarizing the negotiations which have taken place, and attaching relevant documents.

d.              If more than one (1) meeting is held between the senior representatives, the meeting shall be held in rotation at the offices of Supplier and AT&T.

e.               If the matter has not been resolved within thirty (30) days of the first meeting of the senior representatives (which period may be extended by mutual agreement), the

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Parties will attempt in good faith to resolve the controversy or claim in accordance with the American Arbitration Association’s then current Commercial Arbitration Rules.

11.                                 Name of Affiliate Ordering Services:

AT&T Operations, Inc.

Original signatures transmitted and received via facsimile or other electronic transmission of a scanned document, (e.g., .pdf or similar format) are true and valid signatures for all purposes hereunder and shall bind the Parties to the same extent as that of an original signature. This Order may be executed in multiple counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute only one document.

IN WITNESS WHEREOF, the Parties have caused this Order 20070105.006.S.018 to be executed as of the date the last Party signs.

STARTEK, INC.		AT&T Services, Inc.

By:	/s/ A. Laurence Jones	By:	/s/ Kathy Holzer-Muniz

Printed Name: A. Laurence Jones		Printed Name: Kathy Holzer-Muniz

Title: President and CEO		Title: Sr. Contract Manager

Date:	5/26/10	Date:	5/21/10
On behalf of AT&T Operations, Inc.

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Order No 20070105.006.S.018

Attachment A

AT&T BUSINESS/WORLDWIDE CUSTOMER SERVICE

TELEPRESENCE ORDER PROCESSING & SUPPORT

Statement of Work

April 1, 2010

A.  Work Description

Supplier shall provide services to AT&T for Telepresence Ordering support. Supplier shall perform the Services to new and existing AT&T Business customers using AT&T processes and ordering systems as defined by AT&T.  Supplier shall provide Agents to perform the following functions, (hereinafter “Program” or “Programs” or “Work”) as described below.

ATS — AT&T Telepresence Services / AT&T Call Center, Tier 1 and Tier 1 Equipment Configuration Support, (Domestic) Equipment and Services Procurement Services

Supplier shall perform procurement services associated with AT&T’s Telepresence Equipment for new and existing AT&T Business customers using AT&T processes and ordering systems as defined by AT&T.  Supplier shall provide dedicated Agents to perform the following process.  For the customer accounts assigned to the Supplier by AT&T, the Supplier will carry out the production functions listed below, managing to Completion the greatest number of Purchase orders possible. “Completion” is defined as completing the purchase order process and ensuring the equipment is staged and shipped to the client.

AT&T Telepresence Center Support

The Supplier will provide necessary support for communication with vendors & internal support for equipment orders and equipment information

•                  Configuring purchase orders for the hardware requirements listed on submitted customer Equipment Order Lists.

•                  Verifying accuracy of information submitted on Equipment Order lists required for procurement form outside vendors such as part number, description, model number, etc.

•                  Know and understand different sourcing alternatives (i.e. distributors) and their required ordering methodologies.

•                  Manage special requests/exceptions involving order expeditions, equipment returns, alternate sourcing, etc.

•                  Communicating purchase order status to the Program Managers via database updates, phone call or email.

•                  Establishing and maintaining excellent client and vendor relationships.

•                  Single point of contact for the Telepresence WPM (Worldwide Project Manager) Center in responding to client inquiries about their orders.  In most cases it will require direct, professional communication via phone calls or emails with the AT&T sales teams, internal staff, and vendors.

•                  Maintain internal summary reports of order activity.

•                  Provide support to the AT&T Sales and Fulfillment Center teams.

Proprietary Information

The information contained in this Agreement is not for use or disclosure outside AT&T, Supplier, their Affiliates and their third party representatives, except under written agreement by the contracting Parties.

Customer Premise Equipment (CPE) — AT&T Telepresence Ordering

•                  Accepting AT&T customer and Internal organization PO requests for customer owned/leased equipment and services.

•                  Accepting customer / sales requests for Telepresence equipment and services via inbound customer call or via electronic list, e.g. via email, of order management work tasks (i.e., electronic to-do list of work items associated with order processing)

•                  Logging order for tracking and timing purposes.

•                  Verifying completeness of received customer information, including verifying accuracy to effect accurate billing.

•                  Data gathering of customer information, internal parties, or AT&T inventory systems to obtain complete data set to place order.

•                  Processing purchase requisitions for equipment and/or services through the appropriate AT&T systems.

•                  Track the processing of the purchase requisition ensuring the required SOA approval is completed for the purchase. If SOA is not obtained within [*] hours or purchase requisitions creation, call approver, if no answer escalate to get required approvals.

•                  Verifying product availability with vendor.

•                  Confirming availability of product.

•                  Identifying second source supplier, if necessary.

•                  Determining if expedite, is necessary.

•                  Order tracking and order reject management.

•                  Providing regular status to related AT&T internal parties (including expected and firm due dates).

•                  Resolving any jeopardies.

•                  Confirm shipping status of ATS equipment

•                  Resolving PO / Invoice Issue(s).

Subsequent to order submission, Supplier’s Telepresence Order Processing responsibilities shall include, but will not be limited to the following:

•                  Completing Sarbanes Oxley spreadsheets where appropriate;

•                  Auditing of orders for accurate coding in all associated and impacting AT&T databases;

•                  Retrieving reports from AT&T’s systems to verify all orders placed are correct;

•                  Completing an internal status calls and spreadsheets where appropriate;

•                  Participating via phone in requested conference calls and meetings when appropriate;

•                  Ensuring that the order Completes by due date;

•                  Monitoring and resolving orders for jeopardy and reject status;

•                  Communicating with internal AT&T representatives (PIMs, Engineers)  either via phone, system or email specific intervals within the ATS cycle including, but not limited to:

•                  Confirmation of receipt,

•                  Estimated due date,

•                  Firm due date,

•                  Identifying all issuance errors and following up on subsequent correcting orders to assure accurate billing,

•                  Issuing orders to correct inaccurate billing and confirming completion,

Supplier will comply the process and schedules set forth herein.  In the event jeopardy occurs, the ordering Agent will troubleshoot and resolve the issue within [*] of the jeopardy occurring.  Supplier’s Agent is defined as the Supplier’s dedicated full-time equivalent employee(s) performing services that support the AT&T’s Program.

Jeopardies include:

•                  Equipment not available from vendor within client deliverable date

•                  Damaged equipment not returned to the vendor

•                  Trade In Agreement not met.

AT&T, customer or the provisioning vendor wishing to add to or change the PO request may contact Supplier’s Agent and communicate their request via electronic mail or AT&T’s electronic ordering system following standardized order issuance procedures.

Additional Responsibilities:

Supplier shall be responsible for all activities supporting the Ordering process such as training, including initial new-hire and supplemental training, vendor certifications, metric support and management, communication and compliance of process issues / changes, and escalation/exception management.

•                  Supplier will work with AT&T’s Program Manager, Process and Metrics personnel to evaluate day-to-day operations and monthly metrics to identify and implement process improvements that decrease intervals and improve accuracy;

•                  Document process requirements and logs in appropriate data bases and systems;

•                  Review all methods and procedures etc., provided by AT&T, on a daily basis for updates;

ATS Telepresence Customer Care Services

Supplier shall provide services to AT&T for Telepresence Customer Care.

Supplier shall perform Customer Care services associated with Telepresence services for new and existing AT&T business customers, using AT&T processes and systems as defined by AT&T.  Supplier shall perform the Customer Care process, which is defined as Supplier accepting and resolving customer inquiries regarding as outlined and defined below:

Supplier shall perform the following customer care functions:

•                  Provide high-quality service;

•                  Document process requirements and logs in appropriate data bases and systems;

•                  Review all methods and procedures etc. provided by AT&T, for updates;

•                  Handle each vendor and internal user inquiry by greeting contacts properly, establishing rapport, conducting appropriate fact finding, providing accurate and complete information, displaying professionalism, resolving inquiries and meeting all commitments;

•                  Tracking and reporting activities, errors and progress on a regular basis;

•                  Supplier’s Agents are expected to possess the following competencies:

•                  Professionalism

•                  Courteousness Excellent customer service skills

•                  Accuracy and completeness

•                  Administrative Functions

•                  Internet/browser/email knowledge

•                  PC/application experience

•                  Customer facing skills

•                  Help desk

•                  Intermediate database use

•                  Technical skills for data connectivity.

•                  Provide outbound correspondence, if necessary, to properly fulfill certain customer requests.

•                  Complete all callbacks in accordance with the following:

•                  Any customer request or inquiry must be completed expeditiously as defined by AT&T

•                  Outbound calling may result as part of resolving ordering status or internal meetings and collaboration.

Supplier Roles and Responsibilities

Supplier’s Agents shall provide satisfaction for their handling of vendors from start to resolution, which includes the following:

•                  Supplier shall perform all necessary ordering system support, which shall include performing all follow-up work, needed to update accounts.

•                  Adhere to AT&T’s documented order quality guidelines provided by AT&T.

•                  Review, implement and comply with AT&T advisories and process changes as provided by AT&T.

•                  Adhere to documented processes provided by AT&T to track and report work activities and progress.

Suppliers shall provide Supervisors who shall be responsible for Agent performance, which includes the following:

•                  Provide leadership and supervision to Agents.

•                  Conduct monthly development sessions with each Agent to discuss performance.

•                  Manage adherence to AT&T’s documented call quality guidelines.

•                  Review, implement and comply with AT&T’s documented processes to track and report work activities and progress as described in Section O Reports / Status Requirements.

•                  Provide on-going quality improvement, which includes, but is not limited to, Agent performance, reporting, Supplier’s work processes, customer care functions, and escalation management.  Supplier shall communicate to AT&T on a quarterly basis, all quality initiatives that Supplier implemented.

Supplier shall provide a Program Manager position, which is responsible for, but not limited to, the following:

•                  Act as primary interface between AT&T and Supplier’s personnel assigned to the Program.

•                  Oversee personnel assigned to the Program, including performance, process adherence, communication, and reporting functions.

•                  Review, implement and/or comply with AT&T’s documented processes.

•                  Adhere to AT&T’s call quality guidelines and provide team coaching as appropriate

•                  Provide on-going quality improvement, and communicate all quality initiatives implemented on a quarterly basis to AT&T.

•                  Ensure each employee receives training as defined in Section D Training.

B.  Hours/Days of Operation

Supplier shall provide services during the following days/times.

Monday through Friday, from 8:00 AM until 8:00 PM Eastern time (referred to herein as “business hours”). If necessary additional hours or weekend support may be required.

Supplier shall manage the Agents to cover the time periods set forth above.  Agents shall not exceed [*] in any given week with prior written approval by AT&T.

The above hours and/or days of operation are subject to change as agreed upon or designated in writing by AT&T.

In addition, services authorized by AT&T in writing shall be provided, as determined by AT&T, outside normal business hours to complete special projects where appropriate.  Supplier shall provide [*] pagers to all Suppliers supervisory positions for after-hours contact.

C.  Volume and Forecasting Process

AT&T’s initial requested volume authorized under this Order is [*] fully trained FTE’s for this Program, however, such volume may reach up to [*] FTEs, subject to AT&T’s written approval.  AT&T reserves the right at any time to increase/decrease the number by FTEs by providing written notice to Supplier.  In addition, Supplier shall provide [*] Dedicated Area Manager until such time as the Parties agree that a dedicated Area Manager is not required. Such manager shall be compensated pursuant to the rate shown in Section 4 Pricing.

AT&T cannot currently estimate the first year Volume Forecast.  AT&T will continue to develop forecasting processes for the line of business covered by this Statement of Work.

AT&T shall compensate Supplier for the number of approved FTEs, pursuant to the Agent rate shown in Section 4 Pricing.

D.  Training

Supplier shall provide, at Supplier’s facilities, a training and education staff for all new hire and supplemental training for all Agents (“Agents”), as part of the Program requirements.  Supplier warrants that this training and education staff will have extensive knowledge of procurement and skill requirements mentioned herein. Supplier shall provide a quality-training program that ensures proficiency in both basic order entry and customer care soft skills.  Supplier agrees that Agents shall receive, at a minimum, the following training:

The Telepresence Operations training package may include, but not be limited to:

•                  Telepresence Overview

•                  System and Tools training

•                  SmartNet Renewal Training

•                  Equipment and Services Procurement Training

•                  Minimum curriculum requirements necessary to provide new associates with a basic knowledge of call center/customer service, network equipment procurement, Accounts receivable/billing preparation

•                  Computer Literacy (including email, Excel, Word, PowerPoint Visio, Online Web forms)

•                  Customer care skills (e.g., handling difficult customers, customer dissatisfactions, objections, etc.)

•                  Ordering functions (data gathering, order management, order validation, escalation / expedite activity, etc.)

•                  AT&T Systems (functionality and compliance) - AT&T shall provide a list of AT&T systems necessary to use to support the Work.

Duration of Training is [*] ([*]) and the training class size shall be no greater than fifteen (15) Agents without AT&T’s written approval.  Training to begin on April 21, 2010 for initial FTEs.

Training costs for new Agents authorized by AT&T in writing shall be compensated in accordance with the rates shown in Section 4 Pricing of this Order.

As new AT&T processes are developed, the Agents will continue to participate in training at no additional charge to AT&T.

Supplier agrees to create and maintain a Tier I Agent Support Process to manage all Supplier process and ongoing training issues.  Agent Support Process is defined as follows:  Such Tier I Agent Support Process shall be staffed with Supplier personnel trained and qualified as the Supplier’s Subject Matter Expert (“SME”) and manage all Supplier process and training matters.  AT&T and Supplier shall mutually agree to Supplier SME’s training and qualification.  Such Tier I Agent Support process developed by Supplier shall be the first choice of information and escalations.  As a last resort, AT&T may provide, if deemed necessary by AT&T, advice and guidance to Supplier SME for knowledge of products and services, processes, and general information.  AT&T personnel should be enlisted for assistance only after Supplier has exhausted all internal resources.

E.  Systems and Telephony

Supplier shall provide, at its sole cost and expense, all systems and telephony equipment necessary to support the work performed. This should include, but is not limited to:

•                  PBX equipment

•                  Work stations for remote access to AT&T systems. Must be (minimum) Pentium processor with 128MEG of RAM.

•                  Sufficient equipment to handle the volumes of calls as anticipated in this Order.

•                  Sufficient support and management administration to assure the continued operation of, and maintenance of all equipment and telecommunications facilities.

•                  Monitored group email boxes, as defined mutually by the Parties.

Supplier shall provide all facilities necessary to access AT&T’s systems and manage the volume of calls as AT&T deems appropriate. AT&T may provide to Supplier secure access procedures for accessing the appropriate ordering and tracking systems along with the required operating system requirements, which Supplier agrees to follow.  Additionally, AT&T will at its sole discretion attempt to provide sufficient access (modem pools, etc.) to support remote access to systems via Supplier provided workstations. AT&T’s failure to provide system access will not constitute a breach of contract by AT&T nor shall such failure relieve Supplier of its obligations to timely perform Work, unless performance is rendered impossible because of such failure.

Unless otherwise required by law, Supplier Agents, when interfacing electronically with AT&T customers, shall use an AT&T email address provided by AT&T for the purpose of identifying that the Agent is providing services on behalf of AT&T.

F.  Change Management

•                  Supplier will not make any changes to AT&T policies and procedures without prior written approval of AT&T’s Program Manager.

•                  An AT&T Program Manager will be assigned and will act as liaison between Supplier and AT&T.

•                  Supplier shall work with AT&T’s designated Program Manager.

•                  Change requests for systems, processes and other program requirements will be submitted in writing by the Party requesting such change to the other Party.

•                  Supplier will provide dedicated contract management and project interface at no additional cost to AT&T.

G.  Direct Measures of Quality (DMOQ)

The Direct Measures of Quality (DMOQs) applicable to this program are shown below.  AT&T and Supplier shall review these DMOQs after the first [*] and [*] after production and to determine if any changes are required.  At such time, the Parties shall mutually agree on any changes to the DMOQs and shall amend this Order to reflect such DMOQs.

Supplier shall comply with the DMOQs set forth below which shall be measured monthly, based on current month’s performance.  Performance categories are as follows:

•                  High-level end-to-end ordering and customer care process

•                  Task specific ordering work required — system order tracking

•                  Basic jeopardy troubleshooting/resolution and escalation procedures

•                  System access and navigation procedures

•                  Additional measurements as agreed upon by both Parties

Supplier shall comply with the established DMOQs, unless otherwise approved in writing by AT&T.  AT&T reserves the right to change the targets at any time by providing advance written notice to Supplier.  Supplier shall make all reasonable efforts to meet/exceed such revised DMOQs upon receipt, but no later than [*] after notification by AT&T.

Telepresence Procurement

DMOQ	Definition	Objective
1. Productivity	Total number of orders completed by the team per month or average orders per week	> [*]-[*] orders per agent per week
2. Cycle Time	Average number of days from Agent order receipt to order completion; cycle time is defined as: from receipt of Equipment Order List to PO Creation	[*] from time request has been received until it is processed. [*] from time orders have been received, processed, equipment delivered and bill prepared.
3. Order Quality	Number of orders that do not successfully complete the ordering process due to Agent error is measured annually

Unsatisfactory if more than [*] orders require adjustments, Poor if more than [*] orders require adjustments, Good if [*]-[*] orders require adjustments, Excellent is less than [*] orders require adjustments

4. Orders Completed	Close orders within [*] days includes: resolve any post RMA, trade in and other credit and adjustment issues in a timely manner	Unsatisfactory [*] % in <[*] days Poor [*]-[*] % in <[*] days Good [*]% in <[*] days Excellent [*] % in <[*] days

DMOQ	Definition	Objective
5. Customer Service client response time	Answer 800 number and respond to client queries without passing to another agent or supervision within AT&T	Unsatisfactory <[*]% queries handled within [*] Poor [*]% - [*]% queries handled within [*] Good [*] — [*]% handled within [*] Excellent >[*]% queries handled within [*]
6. Customer Satisfaction	% of highly satisfied customer experiences as measured by annual customer surveys, client feedback or testimonials

Unsatisfactory< [*] positive or > [*] negative responses
Poor [*] — [*] positive or > [*] negative responses
Good [*] — [*] positive or <[*] negative responses
Excellent >[*] positive or [*] negative responses

Call handling guidelines will be provided and covered in initial training.

Based on reports provided by AT&T at its sole discretion, which may include available raw data, Supplier shall use such reports and/or data in combination with its own tracking resources to compute the calculations of AT&T designated metrics.

Supplier shall actively participate, at no cost to AT&T, in any DMOQ improvement initiatives as set forth by AT&T and agrees to furnish supplemental documentation upon request.

Supplier shall maintain Individual Performance records for each Agent, based on the measured DMOQs.  These records shall be compiled on a monthly basis and maintained for the life of the Agreement.  Supplier shall promptly provide this detail to AT&T upon request.

In the event that one or more DMOQs listed herein are not met for the calendar month, Supplier shall develop an action plan to correct the deficient area(s), and shall submit in writing for AT&T’s approval, such action plan within [*] after the deficiency is identified. If such action plan is approved in by AT&T in writing, Supplier shall implement such action plan within [*] after approval.

In the event that the first action plan is not approved by AT&T, AT&T may request Supplier to revise such action plan and submit to AT&T, in writing that action plan within [*] after the deficiency is identified. If such action plan is approved by AT&T in writing, Supplier shall implement the revised action plan within [*] after approval.

In the event that the revised action plan is not approved by AT&T, AT&T may request Supplier again to revise such action plan and submit to AT&T in writing that action plan within [*] after the deficiency is identified.  If such revised action plan is approved by AT&T in writing, Supplier shall implement such revised action plan within [*] after approval. If the revised action plan still does not meet AT&T’s satisfaction, this failure by Supplier shall be considered a material breach.  In addition, if Supplier fails to correct the deficiencies in any approved action plan it shall be deemed a material breach of this Order.

Nothing herein shall limit AT&T’s right to terminate this agreement pursuant to the Section 3.4 of the Agreement.

H.  Holidays

Supplier shall not perform nor invoice for work on the following US holidays unless requested by AT&T in advance, in writing:

New Year’s Day

Memorial Day

Independence Day

Labor Day

Thanksgiving Day

Christmas Day

I.  Staffing

Supplier shall provide sufficient resources equivalent in knowledge and skill sets as they pertain to Agent positions based on the forecasting requirements shown in Section C “Volume and Forecasting”.

In addition, Supplier shall provide supervisory support and project management expertise, which shall be at Supplier’s sole cost and expense.  Supplier’s personnel shall not work on any other AT&T programs without prior notification and AT&T’s consent. In no event, shall such personnel work on any non-AT&T program.

If for any reason whatsoever Supplier’s staffing falls below the resources required to support the forecasted volumes provided by AT&T, Supplier shall not be excused from meeting or exceeding the DMOQs in this Order.  In the event of such staffing failure, Supplier shall immediately take all steps to mitigate its failure, and shall, at its sole cost and expense: hire and train additional staff and/or authorize overtime to meet or exceed the DMOQs until the required resource levels are met.   The provisions of this paragraph are in addition to and not in limitation of all other rights and remedies AT&T may have as a result of Supplier’s failure to provide such resources.

Staffing Control

AT&T may request immediate removal and replacement of any Agents(s) or other employee(s) of Supplier (e.g., trainers, supervisors, managers, etc.) for performance reasons at any time.  Supplier shall, at Supplier’s sole expense, remove and replace such Agent(s) or employee(s).  Supplier shall not reassign such Agent(s) or employee(s) to any other AT&T Program(s).  Likewise, an employee who was removed from another AT&T Program for performance reasons may not be reassigned to this Order.

AT&T may request removal of employees working under this Order based on performance issues which may include, but are not limited to:

•                  Not meeting AT&T processes and/or DMOQs.

•                  Providing the customer with information that misrepresents or misleads the customer about features and/or benefits of the program.  This may include, but is not limited to information about rates, reoccurring charges, etc.

•                  Providing other AT&T employees with information that misrepresents or misleads them about the status of an order.

•                  Failure to provide timely and/or accurate status of an order to a customer or other AT&T employee.

•                  Use of inappropriate language or acting in a discourteous manner (including racial slurs, sexual comments, profanity, etc.)

•                  Acting in a rude manner or using an inappropriate tone (e.g., yelling or repeatedly interrupting a customer or AT&T employee)

Supplier shall comply with such request and ensure timely transition of all pending work to another representative.

J.  Security

Supplier shall abide by and assure full compliance with the contractual requirements concerning AT&T’s proprietary information (including but not limited to CPNI (“Customer Proprietary Network Information”) and ensure that their employees operate with the highest standard of business ethics.  Additionally, Supplier will manage an inventory of all System IDs issued to Supplier employees, assuring the deletion of said System IDs when Supplier employee resigns, transfers to a non-AT&T program, or transfers to other AT&T business units other than Service Provider.

K. Workforce Management Plan

Supplier shall provide AT&T with a minimum thirty-day (30) notice of any planned changes (not including resignations) to Area, Program, District and Division Manager position staffing.   Whenever an individual in one of these positions is replaced, Supplier shall provide AT&T with a documented candidate selection and transition process, along with a description of the proposed candidate’s skills and experience.

L.  Post Outage Review and Root Cause Analysis

In the event any telecommunications services or processes are not operating properly, Supplier shall take immediate and appropriate action in accordance with Supplier’s business continuity plan to rectify the malfunction and shall immediately notify AT&T Representative within [*] of the service-affecting situation and of remedial action taken.

Supplier shall provide root cause analysis and/or post outage review to AT&T within [*] after an outage or by close of business Monday if the trouble occurs on Friday after an outage, including the testing of all failed components, analysis of failures, identification of chronic and systemic problems, implementation of fixes and monthly reporting on component failures and actions taken.  Results of the root cause analysis shall be provided to AT&T in writing in a format mutually agreed to by the Parties. The post outage review shall cover the details of the incident and the actions taken for resolution and prevention.

M.  Productivity Improvement / Cost Reduction

During the term of this Order, AT&T and Supplier shall work together to reduce total time and work time per customer order and improve all tasks associated with this Program recognizing that quality must not be impaired.

Supplier agrees to identify productivity improvements to drive cost reductions and headcount reductions associated with Supplier’s billable rates. AT&T’s Program Representative has sole discretion to review and approve any headcount reduction, productivity improvement and/or cost reduction initiative identified by Supplier.  If such headcount reduction, productivity improvement and/or cost reduction initiative is approved by AT&T, Supplier shall implement such initiative and once the cost savings have begun to be realized, all applicable cost reductions shall immediately be applied to all charges by Supplier invoiced to AT&T, per the applicable rates listed in Section 4 Pricing and any gain sharing initiatives that have been mutually agreed upon.  If any substantial expense or capital investment is required by Supplier to implement an approved productivity improvement or cost reduction initiative, AT&T and Supplier will mutually agree to any such investment arrangement.

N.  General Items

Unless otherwise required by law, Supplier Agents, when interfacing with AT&T customers and specifically questioned regarding their employment, Agent shall for the answer that the Agent is providing services on behalf of AT&T.

Any Supplier Employee related to this Program, either by function or by title, shall not enter into business agreements, nor act as agent for, any AT&T competitor in a facility dedicated to this Program.

O.  Reports/Status Requirements

AT&T will provide Supplier, at AT&T’s sole discretion, timely access to the data necessary to generate the required daily, weekly, and monthly reports set forth below which shall be provided by Supplier.

1.                                       Provide required periodic reporting to AT&T:

a)              Daily incoming ordering log including, but not limited to, the following information on an order by order basis:  date and time order received, customer name, customer PO number, date and time assigned and assigned to, date and time order is validated clean and ready to process, total amount (dollars of the order) order type (turnkey, ready or standard) AT&T email contact, date entered into ordering system (s), purchase requisition  number, expected completion date, actual completion date, orders held, orders rejected back to AT&T’s originator, ,

b)             Headcount listing, organizational charts and escalation contact lists.

c)              Others as deemed necessary by AT&T.

2.                                       Supplier shall pro-actively manage its resources down to the individual level in a format satisfactory to AT&T.

3.                                       Supplier’s Program Manager shall attend daily, weekly and monthly status meetings as established by the AT&T. Such meetings shall be at Supplier’s sole cost and expense.

4.                                       A quarterly review of Program content and implementation will be performed between AT&T’s Program Manager and Supplier’s Program Manager.  Weekly operational calls may also be held between AT&T and Supplier’s Program Managers.  AT&T may request daily reviews when business results and metrics warrant.  These reviews will be conducted at the convenience of both Parties.

Supplier, at its’ sole expense, shall implement and use the appropriate project management tools and reporting systems in order to effectively and efficiently manage AT&T provided order volumes and provide timely and accurate status to AT&T and its’ customers.